Safeco Corporation Bylaws - Amended Provision

                                   ARTICLE II

                               BOARD OF DIRECTORS

1. NUMBER AND QUALIFICATION. The business and affairs of the corporation shall be managed under the direction of a Board of Directors. The number of directors shall be set from time to time by resolution of the Board of Directors and the directors need not be stockholders of the corporation.